EXHIBIT 99.1
               News From

               REGENCY TOWERS, 1415 W. 22ND ST., OAK BROOK, ILLINOIS 60523
FOR IMMEDIATE RELEASE
Federal Signal Announces E-ONE Sale Agreement
Oak Brook, Ill., July 16, 2008 — Federal Signal Corporation (NYSE: FSS), a leader in advancing security and well-being, today announced that it has signed a definitive agreement to sell E-ONE, a manufacturer of fire apparatus located in Ocala, Florida for approximately $20 million to American Industrial Partners. AIP has confirmed that E-ONE management will invest alongside AIP as significant shareholders of the company. The transaction is expected to close within 30 days. BMO Capital Markets has acted as the exclusive financial advisor to Federal Signal on this deal.
Jim Goodwin, interim CEO stated, “We are pleased to be nearing completion of this divestiture. The E-ONE employees in Ocala, Florida have been a part of Federal Signal for many years. With a strong management team led by Peter Guile, and the experience of American Industrial Partners, I am confident that the future of E-ONE is in good hands and that they will be able to focus on continuing to build quality, innovative fire apparatus and growing their customer base. I would like to thank all of the E-ONE employees as well as the dealers and customers who have supported E-ONE while it has been part of Federal Signal.”
About Federal Signal
Federal Signal Corporation (NYSE: FSS) is a leader in advancing security and well-being for communities and workplaces around the world. The company designs and manufactures a suite of products and integrated solutions for municipal, governmental, industrial and airport customers. Federal Signal’s portfolio of trusted, high-priority products include Bronto aerial devices, Elgin and Ravo street sweepers, E-ONE fire apparatus, Federal Signal safety and security systems, Guzzler industrial vacuums, Jetstream waterblasters and Vactor sewer cleaners. Federal Signal was founded in 1901 and is based in Oak Brook, Illinois. http://www.federalsignal.com
About American Industrial Partners:
American Industrial Partners is a leading middle market private equity firm that makes control equity investments in mid-sized industrial companies that can benefit from the firm’s systematic approach to implementing strategic and operational improvements. AIP was founded in 1989 and has managed three prior investment funds which total over $1 billion of equity capital. AIP is currently investing its fourth fund. For more information, visit www.aipartners.com or American Industrial Partners can be reached at 212-627-2360.
INVESTOR CONTACT: David Janek, +1.630.954.2000, djanek@federalsignal.com